UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2009

WESTWOOD ONE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1   Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On October 14, 2009, Westwood One, Inc. (the “Company”) entered into separate agreements with the holders of its Senior Notes and Wells Fargo Foothill to amend the terms of the Securities Purchase Agreement (governing the Senior Notes) and Senior Credit Facility ($20.0 million term loan and $15.0 million revolver), respectively, to waive compliance with the Company’s debt leverage covenants which were to be measured on December 31, 2009 on a trailing four-quarter basis. As part of the Securities Purchase Agreement amendment, the Company agreed to pay down its Senior Notes by using the gross proceeds of the offering and additional cash on hand, if necessary by: (i) $15.0 million if the gross proceeds of the offering are less than $40.0 million and (ii) $20.0 million (or more at the Company’s sole discretion) if the gross proceeds of the offering are equal to or greater than $40.0 million. If neither an offering of capital stock nor the proposed sale-leaseback of the Company’s Culver City properties occurs on or prior to March 31, 2010, the Company agreed to pay down $3.5 million of the Senior Notes. Any prepayments would be deemed optional prepayments under the Securities Purchase Agreement and made within 5 business days of the date the offering is consummated (in the case of clauses (i) or (ii) above) or April 7, 2010 in the event no offering or sale-leaseback was consummated. The aforementioned amendments also included consents by holders of the Senior Notes and Wells Fargo Foothill regarding the Culver City sale-leaseback described below and in the case of the amendment to the Senior Credit Facility, an increase in the letters of credit sub-limit from $1.5 to 2.0 million.

Section 2   Financial Information

Item 2.06    Material Impairments.

As a result of the restructuring that closed on April 23, 2009, the Company recorded new values for certain intangible assets and goodwill as of April 24, 2009, which values were calculated using the income approach and were based on the Company’s then most current forecast. The assumptions underlying the forecasted values were derived from the Company’s then best estimates including the industry’s general forecast of the advertising market which assumed an improvement in the economy and in advertising market conditions in the later half of 2009. As a result of weaker than expected economic conditions, including in the advertising market, which became more apparent upon the conclusion of the television upfronts in August, the Company reduced its projected results for the remainder of 2009 and 2010. The new forecast will more likely than not reduce the fair value of one or more of the Company’s reporting units below its carrying value. Accordingly, the Company performed a Step 1 analysis in accordance with ASC 350 by comparing the Company’s recalculated fair value based on the Company’s new forecast to its current carrying value. Its initial results indicate an impairment in the Metro Traffic segment. The Company is currently performing a more detailed Step 2 analysis to compare the implied fair value of goodwill for Metro Traffic with the carrying value of its goodwill and presently estimates the goodwill impairment to be in the range of $40.0 million to $60.0 million. The Company cannot provide any assurance as to the ultimate charge which will be recorded in the third quarter of 2009.

Section 9   Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

Date: October 15, 2009	By:	/s/ David Hillman

		Name: Title:	David Hillman Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary